The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

Subject to Completion. Dated February 18, 2009.

Prospectus Supplement to the Prospectus dated October 10, 2008 and the Prospectus Supplement dated October 10, 2008 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $ Leveraged Index-Linked Notes due (Linked to the Performance of Two Indices versus a Single Index)

The notes do not bear interest, and you could lose your entire investment. The amount that you will be paid on your notes on the stated maturity date (which will be set on the trade date and is expected to be between thirteen and fifteen months after the original issue date, subject to adjustment) will be based on the relative performance of a basket of two indices versus a single index, as measured during the determination period, which is the period from the trade date through the determination date (which will be set on the trade date and is expected to be the tenth scheduled trading day prior to the originally scheduled stated maturity date, subject to adjustment). The basket is equally-weighted and comprised of the S&P 500® Consumer Staples Index and the S&P 500® Health Care Index. The single index is the S&P 500® Consumer Discretionary Index. At stated maturity, you will receive more than the face amount of your notes, subject to a cap (to be set on the trade date) of between 112% and 120% of the face amount of your notes, if the basket performance is better than the single index performance during the determination period.

The basket performance will be the quotient of the final basket level divided by the initial basket level, which will be set at 100. The single index performance will be the quotient of the final single index level divided by the initial single index level (set on the trade date). At stated maturity, if the basket performance is greater than the single index performance, you will receive an amount equal to the face amount of your notes plus the face amount of your notes times twice the difference between the basket performance and the single index performance, subject to the cap. If the basket performance is less than the single index performance during the determination period you will receive less than the face value of your notes at stated maturity (e.g. you could lose the entire face amount of your notes if the percentage change in the value of the single index during the determination period minus the percentage change in the value of the basket during the determination period is equal to or greater than 100%). If the basket performance equals the single index performance during the determination period, you will receive only the face amount of your notes at stated maturity.

On the stated maturity date, for each $1,000 face amount of your notes, you will receive the amount calculated as follows:

•

If the basket performance is greater than or equal to the single index performance, $1,000 plus the product of (i) two times (ii) $1,000 times (iii) the basket performance minus the single index performance, subject to a cap on the face amount of your notes (expected to be between $1,120 and $1,200); or

•	If the basket performance is less than the single index performance, $1,000 minus the product of (i) $1,000 times (ii) the single index performance minus the basket performance.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) is expected to be significantly less than the original issue price. In addition, the notes may be issued at a premium to the face amount on the original issue date. Therefore, in such a case, if the basket performance does not increase sufficiently relative to the single index performance over the life of your notes, you may lose a significant portion of your investment in the notes. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date of this prospectus supplement through June , 2009. You should read “Additional Risk Factors Specific to Your Notes” on page S-7 so that you may better understand those risks.

Original issue date (settlement date):	Underwriting discount: % of the face amount
Original issue price: % of the face amount	Net proceeds to the issuer: % of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional offered notes after the date of this prospectus supplement, at different issue prices, underwriting discounts, and net proceeds.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. In addition, the notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated         , 2009.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “S&P 500® Consumer Staples Index”, “S&P 500® Health Care Index” and “S&P 500® Consumer Discretionary Index” are registered trademarks of the Standard & Poor’s Financial Services LLC and are licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-14. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated October 10, 2008, as supplemented by the accompanying prospectus supplement, dated October 10, 2008, of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket: an equally weighted-basket comprised of the S&P 500® Consumer Staples Index (Bloomberg ticker “S5CONS”) and the S&P 500® Health Care Index (Bloomberg ticker “S5HLTH”), both as published by Standard & Poor’s Financial Services LLC; we refer to each index included in the basket as a “basket index”

Single index: S&P 500® Consumer Discretionary Index (Bloomberg ticker “S5COND”), as published by Standard & Poor’s Financial Services LLC

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount equal to $1,000; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Trade date:

Settlement date (original issue date): expected to be the tenth scheduled business day after the trade date

Stated maturity date (to be set on the trade date): a specified date, which is expected to be between thirteen and fifteen months after the original issue date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-16

Determination date (to be set on the trade date): a specified date, which is expected to be the tenth scheduled trading day prior to the originally scheduled stated maturity date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-16

Payment amount: on the stated maturity date, we will pay the holder for each $1,000 face amount of the notes an amount in cash equal to:

•

if the basket performance is greater than or equal to the single index performance, the sum of (i) the $1,000 face amount plus (ii) the product of (1) $1,000 times (2) the participation rate times (3) the outperformance, subject to the outperformance cap; and

•

if the basket performance is less than the single index performance, the product of (i) the $1,000 face amount times (ii) the result of (1) 100% minus (2) the underperformance, subject to the underperformance cap.

Maximum payment amount (to be set on the trade date): expected to be between $1,120 and $1,200 per $1,000 face amount

Participation rate: 200%

Initial S&P 500® Consumer Staples level (to be set on the trade date):

Initial S&P 500® Health Care level (to be set on the trade date):

Initial basket level: 100

Initial single index level (to be set on the trade date):

Final S&P 500® Consumer Staples level: the closing level of the S&P 500® Consumer Staples Index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a

Market Disruption Event or a Non-Trading Day” on page S-16 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of a Basket Index or the Single Index” on page S-17

Final S&P 500® Health Care level: the closing level of the S&P 500® Health Care Index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-16 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of a Basket Index or the Single Index” on page S-17

Final basket level: the sum of: (i) the final S&P 500® Consumer Staples Index level times the S&P 500® Consumer Staples multiplier plus (ii) the final S&P 500® Health Care Index level times the S&P 500® Health Care multiplier

Final single index level: the closing level of the single index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-16 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of a Basket Index or the Single index” on page S-17

Closing level of a basket index or the single index: with respect to the S&P 500® Consumer Staples Index, the S&P 500® Health Care Index or the S&P 500® Consumer Discretionary Index, the official closing level of such index, or any successor index, published by the applicable index sponsor at the regular weekday close of trading on the relevant exchanges on any given trading day for such index

Basket weighting: with respect to each basket index, 50%

S&P 500® Consumer Staples multiplier (to be set on the trade date): the quotient of (i) the product of the initial basket level of 100 times the initial basket weighting of the S&P 500® Consumer Staples Index of 50% divided by (ii) the initial S&P 500® Consumer Staples Index level (rounded); the S&P 500® Consumer Staples multiplier will remain constant for the life of the notes.

S&P 500® Health Care multiplier (to be determined on the trade date): the quotient of (i) the product of the initial basket level of 100 times the initial basket weighting of the S&P 500® Health Care Index of 50% divided by (ii) the initial S&P 500® Health Care Index level (rounded); the S&P 500® Health Care multiplier will remain constant for the life of the notes.

Basket performance: the quotient of the final basket level divided by the initial basket level, expressed as a percentage of the initial basket level

Single index performance: the quotient of the final single index level divided by the initial single index level, expressed as a percentage of the initial index level

Outperformance: if the basket performance is greater than or equal to the single index performance, the result of the basket performance minus the single index performance

Underperformance: if the single index performance is greater than the basket performance, the result of the single index performance minus the basket performance

Outperformance cap (to be determined on the trade date): expected to be between 6% and 10%

Underperformance cap: 100%

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-18

Trading day: as described on page S-18

CUSIP no.:

ISIN no.:

HYPOTHETICAL EXAMPLES

The following tables and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket performances and single index performances on the determination date (which has not yet been set) could have on the payment amount at maturity, assuming all other variables remain constant.

The examples below are based on a range of levels of the basket indices and the single index that are entirely hypothetical; no one can predict what the closing levels of the basket indices and the single index will be on the determination date. The basket indices and the single index have been highly volatile — meaning that the levels of the basket indices and the single index have changed substantially in relatively short periods — in the past and their performance cannot be predicted for any future period.

Moreover, we have not yet set the initial S&P 500® Consumer Staples level, the initial S&P 500® Health Care level, the initial single index level, the S&P 500® Consumer Staples multiplier or the S&P 500® Health Care multiplier that will serve as the baseline for determining the basket performance and the single index performance and the amount that we will pay, if any, on your notes at maturity. We will not do so until the trade date. As a result, the actual initial S&P 500® Consumer Staples level, initial S&P 500® Health Care level and the initial single index level may differ substantially from the levels of the applicable basket index or single index prior to the trade date.

For these reasons, the actual performance of the basket indices and the single index over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical returns or levels of the basket indices and the single index shown elsewhere in this prospectus supplement. For information about the levels of the basket indices and the single index during recent periods, see “Historical Quarterly High, Low and Closing Levels of the Basket Indices and the Single Index” on page S-24 and

“— Historical Outperformance of the Basket versus the Single Index” on page S-26. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket indices and the single index between the date of this prospectus supplement and the date of your purchase of the offered notes.

The levels in the leftmost column and the second column of the tables represent hypothetical basket performances and single index performances, respectively, on the determination date and are expressed as percentages. The amounts in the rightmost column represent the hypothetical payment amounts, based on the corresponding hypothetical basket performances and single index performances and are expressed as percentages of the outstanding face amount of your notes. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would make for the outstanding face amount of your notes on the stated maturity date would equal 100% of the outstanding face amount of your notes, based on the corresponding hypothetical basket performance and single index performance and the assumptions noted below. The hypothetical performance examples in the table below assume an outperformance cap level of 6% and a maximum payment amount of $1,120.

The information in the table reflects hypothetical payment amounts on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the basket indices and the single index. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors” below. The table below is also subject to the key terms and assumptions below.

Key Terms and Assumptions

Face amount	$1,000

Outperformance Cap	6%

Underperformance Cap	100%

Neither a market disruption event nor a non-trading day occurs or is continuing on the originally scheduled determination date

No change in or affecting any of the index stocks or the methods by which the index sponsor calculates the basket indices and the single index

No change in the relative weighting of any index stocks underlying any basket index or the single index

Notes purchased on original issue date and held to the stated maturity date

Any rate of return you may earn on an investment in the notes may be lower than what you could earn on a comparable investment in the index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stocks.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

Hypothetical Basket Performance	Hypothetical Single Index Performance	Hypothetical Outperformance	Hypothetical Underperformance	Hypothetical Payment Amount at Maturity as % of Face Amount
If the basket outperforms the single index, the payment amount will be greater than the face amount (even if the basket performance is negative).
150%	80%	70%	NA	112%
105%	90%	15%	NA	112%
100%	95%	5%	NA	110%
85%	81%	4%	NA	108%

Hypothetical Basket Performance	Hypothetical Single Index Performance	Hypothetical Outperformance	Hypothetical Underperformance	Hypothetical Payment Amount at Maturity as % of Face Amount
If the basket underperforms the single index, the payment amount will be less than the face amount (even if the basket performance is positive).
95%	100%	NA	5%	95%
95%	130%	NA	35%	65%
50%	160%	NA	110%	0%
110%	120%	NA	10%	90%

If, for example, the basket performance were determined to be 100% and the single index performance were determined to be 95%, the outperformance for your notes will equal 5%. Because the basket has a higher performance than the single index, you will receive the face amount plus two times the outperformance multiplied by $1,000, and the payment amount that we would deliver on your notes at maturity would be 110% of the face amount of your notes. In addition, if the basket performance were determined to be 150% and the single index performance were determined to be 80%, the outperformance for your notes will equal 70%. However, because the outperformance is subject to a cap that is to be determined on the trade date and is expected to be between 6% and 10%, the payment amount that we would deliver on your notes at maturity would be limited to between 112% and 120% of the face amount of your notes and as a result, you would not benefit from any outperformance over between 6% and 10%. As demonstrated by the hypothetical examples, if the outperformance cap were set at 6% on the trade date, the payment amount that we would deliver on your notes at maturity would be limited to 112% of the face amount of your notes. Accordingly, you would not benefit from any outperformance over 6%. On the other hand, if, for example, the basket performance were determined to be 95% and the single index performance were determined to be 130%, the underperformance for your notes will equal 35%. Because the basket has a lower performance than the single index, you will lose, for every $1,000 face amount, an amount equal to the underperformance multiplied by $1,000, and the payment amount that we would deliver on your notes at maturity would be 65% of the face amount of your notes. In addition, if, for example, the basket performance were determined to be 110% and the single index performance were determined to be 120%, the underperformance for your notes will equal 10%. Accordingly, the payment amount that we would deliver on your notes at maturity would be 90% of the face amount of your notes. Therefore, if the single index performance exceeds the basket performance, then the amount payable on your notes at maturity will be less than the face amount of your notes and may even be zero, even if the basket performance is positive.

We cannot predict the actual closing levels of the basket indices or the single index level on the determination date or the performance of the basket or the single index, nor can we predict the comparative relationship between the levels of the basket indices and the single index and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the initial S&P 500® Consumer Staples level, the initial S&P 500® Health Care level, the initial single index level, the S&P 500® Consumer Staples multiplier and the S&P 500® Health Care multiplier, which we will set on the trade date and the actual closing levels of the basket indices and the single index determined by the calculation agent as described above (and, in the case of the rate of return on your notes, the purchase price you paid for your notes). Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid, if any, in respect of your notes on the stated maturity date may be very different from the hypothetical payment amounts shown in the table above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated October 10, 2008. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks underlying the basket indices or the single index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all of your investment in the notes. Your cash payment on your notes, if any, on the stated maturity date will be based on the comparative return of (i) an equally-weighted basket comprised of the S&P 500® Consumer Staples Index and the S&P 500® Health Care Index versus (ii) the S&P 500® Consumer Discretionary Index, as measured during the period from the trade date to the determination date (specified on the trade date and is expected to be the tenth scheduled trading day before the originally scheduled stated maturity date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-16). If the basket performance is less than the single index performance, you will receive less than the face amount of your notes even if the basket performance is positive. In particular, if the basket performance is less than the single index performance, you will lose for every $1,000 face amount of your notes, an amount equal to the underperformance multiplied by $1,000, subject to the underperformance cap of 100%. Thus, you may lose your entire investment in the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive substantially less than the amount of your investment in the notes.

The Payment Amount Is Not Linked to the Levels of the Basket Indices or the Single Index at Any Time Other Than the Determination Date

The basket performance and the single index performance will be based on the closing levels of the basket indices and the single index on the determination date (subject to adjustments as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the Basket Indices and the Single Index”). Therefore, for example, if the closing levels of the basket indices declined significantly on the determination date relative to the closing level of the single index, the payment amount for your notes may be significantly less than it would otherwise have been had the payment amount been based on the closing levels of the basket indices and the single index prior to such changes in index levels. Although the actual levels of the basket indices may be higher relative to the actual level of the single index on the stated maturity date or at other times during the life of your notes than on the determination date, you will not benefit from the closing levels of the basket indices and the single index at any time other than the determination date.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Expected to Be Significantly Less Than the Original Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that

Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date of this prospectus supplement through June     , 2009. After June     , 2009, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman Sachs makes a market in the offered notes, the price quoted by us or our affiliates for the offered notes would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman Sachs.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Notes May Be Influenced By Many Factors” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Lower Performance of One Basket Index May Offset Increases in the Other Basket Index

The basket is comprised of the S&P 500® Consumer Staples Index and the S&P 500® Health Care Index, which are equally weighted. Declines in the level of one basket index may offset increases in the level of the other basket index. As a result, the return on the basket indices may be reduced or eliminated, which likely will have the effect of reducing the amount payable, if any, in respect of your notes at maturity, depending on the single index return.

Depending on the Performance of the Single Index, You May Not Receive a Payment Amount Greater Than the Face Amount of Your Notes Even If the Final Basket Level Exceeds the Initial Basket Level

Your return on the notes depends on the relative performances of the basket and the single index. Therefore, even if the final basket level exceeds the initial basket level of 100, you may not receive a payment amount greater than the face amount of your notes if the level of the single index has also increased over the life of your notes. Even if the basket return is greater than 100%, you will lose all or a significant portion of your notes if the single index return is greater than the basket return.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Return on Your Notes Will Not Reflect any Dividends Paid on the Index Stocks

The index sponsor calculates the levels of the basket indices and the single index by reference to the prices of the index stocks underlying the applicable basket index or single index without taking into account the value of dividends paid on the applicable index stocks. Therefore, the return on your notes will not reflect the return you would realize if you actually owned the index stocks underlying the basket indices and received the dividends paid on the applicable index stocks. See “— You Have No Shareholder Rights or Rights to Receive any Stock” below for additional information.

The Market Value of Your Notes May Be Influenced by Many Factors

The following factors, many of which are beyond our control, will influence the value of your notes:

•	the levels of the basket indices and the single index;

•	the volatility — i.e., the frequency and magnitude of changes — of the levels of the basket indices and the single index;

•	the dividend rates of the index stocks underlying the basket indices and the single index;

•

economic, financial, regulatory, political, military and other events that affect stock markets generally, the healthcare industry, consumer discretionary spending and consumer staple spending and the stocks underlying the basket indices and the single index;

•	interest and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of each of the basket indices or the single index based on their historical index levels.

If the Levels of the Basket Indices or the Single Index Change, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the return of the basket indices and the single index. Changes in the levels of the basket indices and the single index may not result in a comparable change in the market value of your notes. Even if the levels of the basket indices generally increase during the life of the notes, and the levels of the single index generally decline during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors” above.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket Indices or the Single index or the Index Stocks May Impair the Market Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing and selling futures and other instruments linked to either basket index, the single index, the component indices or the index stocks. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the applicable basket index, the single index, the component indices or the index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level or price of the applicable basket index, the single index, the component indices or the index stocks. Any of these hedging activities may adversely affect the levels of the applicable basket index or single index — directly or indirectly by affecting the price of the applicable index stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to the basket index, the single index or the index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the levels of the applicable basket index or single index — directly or indirectly by affecting the price of the applicable index stocks — and, therefore, the market value of your notes and the amount we will pay, if any, on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the levels of either the basket index, the single index or the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay, if any, on your notes at maturity.

You Have No Shareholder Rights or Rights to Receive any Stock

Investing in your notes will not make you a holder of any of the stocks underlying the S&P 500® Consumer Staples Index, the S&P 500® Health Care Index or the S&P 500® Consumer Discretionary Index. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the stocks underlying the S&P 500® Consumer Staples Index, the S&P 500® Health Care Index or the S&P 500® Consumer Discretionary Index.

Our Business Activities May Create Conflicts of Interest between Your Interest in Your Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the basket indices and the single index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the levels of the basket indices and the single index, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates may have published and in the future expect to publish research reports with respect to applicable basket indices or the single index, and some or all of the issuers of the index stocks. Any of these activities by any of our affiliates may affect the levels of the basket indices and the single index and, therefore, the market value of your notes and the amount we will pay, if any, on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of

Your Notes and the Amount You Will Receive, If Any, at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the closing levels of the basket indices and the single index on the determination date, which we will use to determine the amount we must pay, if any, on the stated maturity date, and determining whether to postpone the determination date because of a market disruption event. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the applicable basket indices or the single index. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsor and Changes That Affect the S&P 500® Consumer Staples Index, the S&P 500® Health Care Index or the S&P 500® Consumer Discretionary Index or the Index Stocks Could Affect the Amount Payable on Your Notes, If Any, and Their Market Value

The policies of the index sponsor concerning the calculation of the levels of the S&P 500® Consumer Staples Index, the S&P 500® Health Care Index or the S&P 500® Consumer Discretionary Index, additions, deletions or substitutions of the applicable component indices or the index stocks and the manner in which changes affecting such index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of the applicable basket index or the single index, could affect the levels of the basket indices and the single index and, therefore, the amount payable on your notes, if any, on the stated maturity date and the market value of your notes before that date. The amount payable on your notes, if any, and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the level of the applicable basket index or the single index, or if the index sponsor discontinues or suspends calculation or publication of the level of the applicable basket index or the single index, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — will determine the amount payable on the stated maturity date, if any, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable basket index or the single index. We describe the discretion that the calculation agent will have in determining the levels of the basket indices and the single index on the determination date and the amount payable on your note, if any, more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” and “— Role of Calculation Agent” below.

There Is No Affiliation Between the Index Stock Issuers or the Index Sponsor and Us, and We Are Not Responsible for Any Disclosure by Any of the Other Index Stock Issuers or the Index Sponsor

Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsor. As we have informed you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or any of the other index stock issuers. You, as an investor in your notes, should make your own investigation into the index and the index stock issuers. See “The Index” below for additional information about the index.

Neither the index sponsor nor any of the other index stock issuers is involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index sponsor nor any of the index stock issuers has any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date if a Market Disruption Event or a Non-trading Day Occurs

If the calculation agent determines that, on the originally scheduled determination date, a market disruption event with respect to either basket index or the single index has occurred or is continuing or if such date is not a trading day for the applicable basket index or the single index, the determination date for such basket index or single index will be postponed until the first following trading day for such basket index or single index on which no market disruption event with respect to such basket index or single index occurs or is continuing. Moreover, if the determination date for either basket index or the single index is postponed to the last possible day, but the calculation agent determines that the closing level of either basket index or the single index is not available because of a market disruption event, a non-trading day or for any other reason (other than due to discontinuance or modification of such basket index or single index), that day will nevertheless be the determination date for such basket index or single index and the calculation agent will determine the applicable final S&P 500® Consumer Staples Index level, the final S&P 500® Health Care Index level or the final single index level, as the case may be, based on its assessment, made in its sole discretion, of the level of such basket index or single index on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Certain U.S. Federal Income Tax Considerations

The tax treatment of your notes is uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Upon purchasing this note, you will be obligated pursuant to the terms of the notes — in the absence of administrative guidance or a judicial ruling to the contrary — to characterize each note for all tax purposes as a prepaid derivative contract in respect of the basket indices and the single index.

The Internal Revenue Service announced on December 7, 2007 that it is reconsidering the tax treatment of structured notes, such as your notes, that are currently characterized as prepaid derivative contracts, which could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. We describe the tax treatment of your notes and this development in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-30. You should consult your own tax adviser about this matter. The Goldman Sachs Group, Inc. will treat the offered notes as described under “Supplemental Discussion of Federal Income Tax Consequences” below unless and until there is further guidance from the Internal Revenue Service.

SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes: terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the cover page and under “Summary Information” of this prospectus supplement, the following terms apply to your notes:

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

No interest: we will not pay interest on your notes

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket Indices, Single Index, Index Sponsor and Index Stocks

In this prospectus supplement, when we refer to the basket indices, we mean the indices comprising the basket specified on the front cover page, or any successor to any of such indices, as they may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of a Basket Index or the Single Index” below. When we refer to the single index, we mean the single index specified on the front cover page, or any successor to the single index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of a Basket Index or the Single Index” below. When we refer to an index sponsor as of any time, we mean the entity, including any successor sponsor that determines and publishes the applicable basket index or single index, as the case may be, as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise either basket index or the single index, as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

The payment amount for each $1,000 face amount of your notes on the stated maturity date will be an amount in cash equal to:

•

if the basket performance is greater than or equal to the single index performance, the sum of (i) the $1,000 face amount plus (ii) the product of (1) $1,000 times (2) the participation rate times (3) the outperformance, subject to the outperformance cap; and

•

if the basket performance is less than the single index performance, the product of (i) the $1,000 face amount times (ii) the result of (1) 100% minus the (2) underperformance, subject to the underperformance cap.

Therefore, if the basket outperforms the single index, that is, produces a return that is higher than the return on the single index, your notes will pay at maturity, in addition to the $1,000 face amount, two times the outperformance multiplied by $1,000, subject to a cap in the outperformance of between 6% and 10% (which will set on the trade date). However, if the basket underperforms the single index, that is, produces a return that is lower than the return of the single index, you will lose for each $1,000 face amount an amount that equals the underperformance multiplied by $1,000, subject to a cap in the underperformance of 100%. In such a case, the amount payable on your notes on the stated maturity date, if any, will be less than the face amount of your notes and may even be zero even if the basket performance is positive.

Initial S&P 500® Consumer Staples Index level, initial S&P 500® Health Care Index level, initial single index level, S&P 500® Consumer Staples multiplier and S&P 500® Health Care multiplier

The initial S&P 500® Consumer Staples Index level, initial S&P 500® Health Care Index level and initial single index level will be set on the trade date. The initial basket level is set at 100. The S&P 500® Consumer Staples multiplier and S&P 500® Health Care multiplier will also be set on the trade date and will equal the quotient of (i) the product of (1) the initial basket level times (2) the basket weighting of the S&P 500® Consumer Staples Index or the basket weighting of the S&P 500® Health Care Index, as the case may be, divided by (ii) the initial S&P 500® Consumer Staples level or the initial S&P 500® Health Care level, as the case may be.

Final S&P 500® Consumer Staples Index level, final S&P 500® Health Care Index level and final single index level

The calculation agent will determine the final S&P 500® Consumer Staples Index level, final S&P 500® Health Care Index level and final single index level, which will be the closing level of the S&P 500® Consumer Staples Index, S&P 500® Health Care Index and the single index, respectively, on the determination date, subject to adjustments as provided under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of an Index” below.

Initial basket level and basket weightings

The initial basket level is 100, and the basket weighting for each of the basket indices is 50%.

Final basket level and initial weights

The final basket level will equal the sum of (i) the final S&P 500® Consumer Staples Index times the S&P 500® Consumer Staples multiplier plus (ii) the final S&P 500® Health Care Index times the S&P 500® Health Care multiplier.

Basket performance and single index performance

The basket performance will equal the quotient of the final basket level divided by the initial basket level, expressed as a percentage of the initial basket level. The single index performance will equal the quotient of the final single index level divided by the initial single index level, expressed as a percentage of the initial index level.

Outperformance

If the basket performance is greater than or equal to the single index performance, the result of the basket performance minus the single index performance.

Underperformance

If the basket performance is less than the single index performance, the result of the single index performance minus the basket performance.

Stated Maturity Date

The stated maturity date for your notes will be a date specified on the trade date and is expected to be between thirteen and fifteen months after the original issue date, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

Determination Date

The determination date for your notes will be a date specified on the trade date and is expected to be the tenth scheduled trading day before the originally scheduled stated maturity date unless the calculation agent determines that a market disruption event with respect to the applicable basket index or the single index occurs or is continuing on that day or that day is not a trading day for the applicable basket index or the single index. In that event, the determination date for such basket index or single index, as the case may be, will be the first following trading day for such basket index or single index on which the calculation agent determines that a market disruption event with respect to such basket index or single index does not occur and is not continuing. In no event, however, will the determination date for the applicable basket index or the single index be postponed by more than five scheduled business days. If the determination date for the applicable basket index or the single index is postponed to the last possible day, but a market disruption event with respect to such basket index or single index occurs or is continuing on that day or that day is not a trading day for such basket index or single index, that day will nevertheless be the determination date for such basket index or single index.

Consequences of a Market Disruption Event or a Non-Trading Day

If the determination date for the applicable basket index or the single index is postponed to the last possible day, but the calculation agent determines that the closing level of either basket index or the single index is not available because of a market disruption event, non-trading day or for any other reason (other than as described under “— Discontinuance or Modification of an Index” below), the calculation agent will nevertheless determine the final S&P 500® Consumer Staples Index level, final S&P 500® Health Care Index level and final single index level, as the case may be, based on its assessment, made in its sole discretion, of the levels of such basket index or single index on that day.

A market disruption event or non-trading day with respect to a basket index will not by itself constitute a market disruption event or non-trading day with respect to the other basket index or the single index. A market disruption event or non-trading day with respect to the single index will not by itself constitute a market disruption event with respect to any basket index.

Discontinuance or Modification of a Basket Index or the Single Index

If the index sponsor discontinues publication of the applicable basket index or single index, and such index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable basket index or single index, then the calculation agent will determine the amount payable on the stated maturity date, if any, by reference to the applicable substitute index. We refer to any substitute index approved by the calculation agent as a successor index for the applicable basket index or the single index.

If the calculation agent determines that publication of the applicable basket index or the single index is discontinued, and there is no successor index for such basket index or single index, the calculation agent will determine the amount payable on the stated maturity date, if any, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable basket index or the single index.

If the calculation agent determines that the applicable basket index, the single index, the stocks underlying any basket index or the single index or the method of calculating any basket index or the single index is changed at any time in any respect — including any split or reverse-split of the applicable basket index or the single index and any addition, deletion or substitution and any reweighting or rebalancing of the stocks underlying the S&P 500® Consumer Staples Index, the S&P 500® Health Care Index or the single index and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the applicable basket index or the single index or the method of its calculation as it believes are appropriate to ensure that the final S&P 500® Consumer Staples Index level, final S&P 500® Health Care Index level or final single index level, as applicable, used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the applicable basket index or the single index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including the offered notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of the securities of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of

the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the basket indices and the single index, market disruption events, business days, trading days, the determination date, the stated maturity date, the final S&P 500® Consumer Staples Index level, the S&P 500® Health Care Index level, the final single index level, the final basket level, the basket performance, the single index performance, the default amount and amount payable on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is the initial calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a business day as defined in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to the S&P 500® Consumer Staples Index, the S&P 500® Health Care Index or the S&P 500® Consumer Discretionary Index, we mean a day on which (i) the respective principal securities markets for all of the index stocks that underlie these indices are open for trading, (ii) the index sponsor for these indices is open for business and (iii) the indices are calculated and published by the index sponsor.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to any basket index or the single index:

•

a suspension, absence or material limitation of trading in shares of the index stocks constituting 20% or more, by weight, of either basket index or the single index, on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the applicable basket index or the single index, or to index stocks constituting 20% or more, by weight, of either basket index or the single index, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

index stocks constituting 20% or more, by weight, of either basket index or the single index, or option or futures contracts relating to any basket index or the single index, do not trade on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events with respect to an index:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to either basket index or the single index, or to any index stock

For this purpose, an “absence of trading” in the primary securities market on which shares of an index stock, or on which option or futures contracts relating to either basket index or the single index or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of an index stock or in option or futures contracts relating to any basket index or the single index or an index stock, if available, in the primary market for shares of that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to shares of that index stock or those contracts, or

•	a disparity in bid and ask quotes relating to shares of that index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the applicable basket index or the single index in this description of market disruption events includes the applicable basket index or single index and any applicable successor index as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases and sales of futures and/or other instruments linked to any one or more of the basket indices, the single index and the index stocks on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked any one or more of the basket indices, the single index and the index stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to any one or more of the basket indices, the single index, and the index stocks,

•	may take or dispose of positions in the securities of the index stock issuers themselves,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on any one or more of the basket indices, the single index, and the index stocks designed to track the performance of the stock exchanges or other components of the U.S. or global equity markets, and/or

•

may take emerging markets positions in the index stocks or other securities of the kinds described above — i.e., we and/or our affiliates may sell securities of these kinds that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a global or emerging markets position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to any one or more of the basket indices, single index, and the index stocks. We expect these steps to involve sales and purchases of instruments linked to any one or more of the basket indices, the single index and the index stocks on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the index stocks or listed or over-the-counter options, futures or other instruments linked to any one or more of the basket indices, the single index and the index stocks designed to track the performance of the stock exchanges or other components of the U.S. or global equity markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Indices or the Index Stocks May Impair the Market Value of Your Notes” and “ — Our Business Activities May Create Conflicts of Interest between Your Interests in the Notes and Us” above for a discussion of these adverse effects.

THE BASKET INDICES AND THE SINGLE INDEX

We have derived all information regarding the indices contained in this prospectus supplement, and The S&P 500® Index, which we refer to as the S&P 500 Index, from publicly available information, without independent verification. The sponsor of the S&P 500® Consumer Staples Index, the S&P 500® Health Care Index and the S&P 500® Consumer Discretionary Index, respectively, owns the copyright and all rights to the Indices. The sponsor of the S&P 500® Consumer Staples Index, the S&P 500® Health Care Index and the S&P 500® Consumer Discretionary Index does not have an obligation to continue to publish, and may discontinue publication of, its applicable Index. The consequences of such index sponsor discontinuing or modifying its applicable Index, are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” above. We are not incorporating by reference any of the websites included below nor any material they may include into this prospectus supplement, the accompanying prospectus, dated October 10, 2008, or the accompanying prospectus supplement, dated October 10, 2008.

The S&P 500® Consumer Staples Index, the S&P 500® Health Care Index and the S&P 500® Consumer Discretionary Index (“Indices”) are each sector-level sub-indices of the S&P 500 Index and are comprised of stocks (“Index Stocks”) that are included in the S&P 500 Index. The assignment of an Index Stock to the corresponding sector sub-index is based on the GICS® classification of the particular Index Stock. The GICS® classification model is designed to create sub-indices that reflect the sectoral composition of the broad markets they represent. The S&P 500® Consumer Discretionary Index consists of 80 constituent stocks from the advertising, apparel automotive, computer retail, gaming, homebuilding, hotel, movie and restaurant industries, among others. The S&P 500® Health Care Index consists of 54 constituent stocks from the biotechnology, health care services, health care technology, life science tools & services and pharmaceutical industries, among others. The S&P 500® Consumer Staples Index consists of 40 constituent stocks from the agricultural products, drug retail, food distributors, householder products, personal products and tobacco industries, among others. The Indices and the S&P 500 Index are calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”). Additional information is available on the following website: http://www.standardandpoors.com.

The calculation of the value of each of the Indices (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks that comprise the particular Index as of a particular time as compared to the aggregate average Market Value of similar companies during the base period of the years 1941 through 1943. The “Market Value” of any index stock is the product of the market price per share times the number of the then outstanding shares of such Index Stock.

As discussed above, the Index Stocks are all included in the S&P 500 Index. The 500 companies that comprise the S&P 500 Index are not the 500 largest companies listed on the NYSE, and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P assigns each of the common stocks that comprise the S&P 500 Index to a single sector sub-index. The assignment is based on the GICS® classification model, which focuses on the definition of a company’s principal business activity as determined by S&P and MSCI Barra.

S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Indices to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the Market Value and trading activity of the common stock of that company.

The Indices are calculated using a base-weighted aggregate methodology: the levels of each of the Indices reflects the total Market Value of all of the Index Stocks that comprise the particular Index relative to the Index’s base period of 1941-43, which we refer to as the Base Period.

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Index Stocks during the Base Period for each of the Indices has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of each of the Indices is computed by dividing the total Market Value of the Index Stocks that comprise the particular Index by a number called an “Index Divisor”. By itself, an Index Divisor is an arbitrary number. However, in the context of the calculation of each of the Indices, it is the only link to the original Base Period value for the relevant Index. The Index Divisors keep each of the Indices comparable over time and is the manipulation point for all adjustments to the Indices, which we refer to as “Index Maintenance”.

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of an Index from changing due to corporate actions, all corporate actions which affect the total Market Value require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the relevant Index, as the case may be, remains constant. This helps maintain the value of each of the Indices as an accurate barometer of stock market performance and ensures that the movement of a particular Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the particular Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change > 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change > 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus (Price of Rights Offering/Right Ratio)	Yes

Spin-Off	Price of parent company minus (Price of Spin-off Co./Share Exchange Ratio)	Yes

Stock splits and stock dividends do not affect the Index Divisor of the Indices, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Index Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to an Index Divisor has the effect of altering the Market Value of the Index Stock of the affected Index and consequently of altering the aggregate Market Value of the Index Stocks, which we refer to as the Post-Event Aggregate Market Value. In order that the level of the affected Index, which we refer to as the Pre-Event Index Value, not be affected by the altered Market Value (whether increase or decrease) of the affected Index Stock, a new Index Divisor, which we refer to as the new Index Divisor, is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Index Divisor

New Index Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the Index Stocks that comprise a particular Index. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in each of the Indices are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the affected Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

The S&P 500 Index, the Indices and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices moved half way to float adjustment and in September 2005 the indices moved to full float adjustment.

Historical Quarterly High, Low and Closing Levels of the Basket Indices and the Single Index

The closing levels of the basket indices and the single index have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the basket indices and the single index during any period shown below is not an indication that the basket indices and the single index are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket indices and the single index as an indication of the future performance of the basket indices and the single index. We cannot give you any assurance that the future performance of the basket indices and the single index or their constituent stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Moreover, in light of current market conditions, the trends reflected in the historical performance of the basket indices and the single index may be less likely to be indicative of the performance of your notes over the life of your notes than would otherwise have been the case. In particular, in light of the increased volatility currently being experienced by U.S. and global securities markets, the recent global recession and recent market declines, it may be substantially more likely that the performance of the basket will fall below the performance of the single index than it has been historically and as a result you may lose all or a significant portion of your investment in your notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the basket indices or the single index. The actual performance of the basket indices and the single index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The tables below show the high, low and final closing levels of each basket index and single index for each of the four calendar quarters in 2006, 2007, and 2008 and the first calendar quarter in 2009 (through February 17, 2009). We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Closing Levels of the S&P 500® Consumer Staples Index

	High	Low	Close
2006
Quarter ended March 31	248.15	237.12	242.52
Quarter ended June 30	249.43	237.72	248.12
Quarter ended September 30	264.22	247.00	260.75
Quarter ended December 31	269.60	259.23	268.41
2007
Quarter ended March 31	276.63	263.84	272.68
Quarter ended June 30	287.18	274.03	278.44
Quarter ended September 30	290.10	271.80	290.10
Quarter ended December 31	306.61	287.47	299.55
2008
Quarter ended March 31	301.93	277.89	291.22
Quarter ended June 30	295.54	273.87	273.97
Quarter ended September 30	301.09	275.21	285.30
Quarter ended December 31	289.31	225.24	246.66
2009
Quarter ending March 31 (through February 17, 2009)	250.98	219.67	219.67

Historical Quarterly High, Low and Final Closing Levels of the S&P 500® Health Care Index

	High	Low	Close
2006
Quarter ended March 31	381.28	366.63	370.66
Quarter ended June 30	371.18	342.33	350.69
Quarter ended September 30	386.90	347.54	384.92
Quarter ended December 31	393.33	375.36	388.74
2007
Quarter ended March 31	403.69	383.33	391.15
Quarter ended June 30	426.93	392.80	409.01
Quarter ended September 30	418.25	388.32	411.58
Quarter ended December 31	426.06	403.55	409.70

	High	Low	Close
2008
Quarter ended March 31	423.68	354.90	360.79
Quarter ended June 30	373.26	349.06	354.54
Quarter ended September 30	390.18	341.60	354.52
Quarter ended December 31	354.39	262.38	309.41
2009
Quarter ending March 31 (through February 17, 2009)	318.65	296.21	304.72

Historical Quarterly High, Low and Closing Levels of the S&P 500® Consumer Discretionary Index

	High	Low	Close
2006
Quarter ended March 31	268.47	260.13	265.34
Quarter ended June 30	274.29	255.46	263.41
Quarter ended September 30	277.79	247.44	275.84
Quarter ended December 31	304.76	276.04	302.92
2007
Quarter ended March 31	317.06	294.27	299.93
Quarter ended June 30	318.54	301.04	310..21
Quarter ended September 30	317.07	276.83	289.95
Quarter ended December 31	299.09	257.92	259.53
2008
Quarter ended March 31	260.00	232.67	243.32
Quarter ended June 30	265.73	223.57	223.57
Quarter ended September 30	248.21	210.18	221.25
Quarter ended December 31	219.55	128.83	169.41
2009
Quarter ending March 31 (through February 17, 2009)	180.56	143.64	143.64

Historical Outperformance of the Basket versus the Single Index

We have assumed for the following historical basket and single index return example that the final index levels of the two indices in the basket and the single index determined on the determination date will be the same as they are on the stated maturity date. We have further assumed that the notes are purchased on the original issue date and held until the stated maturity date. If you sell your notes before the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the example below. Some of these factors will be explained in more detail in the prospectus supplement for your notes.

The following chart is based on the outperformance of the basket return versus the single index return for the period from February 2004 through February 2009 and does not take into account any taxes you may owe as a result of owning your notes; no one can predict what the final index levels of each of the applicable indices will be on the determination date. The actual performance of the basket and the single index over the life of the offered notes, as well as the payment amount at maturity may bear little relation to the historical outperformance of the basket return versus the single index return in the example shown below.

The chart below also assumes that there is no change in or affecting the applicable indices or the method by which the calculation agent calculates the basket and single index returns and that no market disruption events occur with respect to the underlying basket or single index on the determination date.

The chart above is provided for purposes of illustration only. The chart is based on assumptions that may not prove to be accurate. Also, past results do not guarantee future performance.

License Agreements

We, or Goldman, Sachs & Co., have entered, or expect to enter into, non-exclusive license agreements with the index sponsor whereby we and our affiliates, in exchange for a fee, will be permitted to use the S&P 500® Consumer Staples Index, the S&P 500® Health Care Index and the S&P 500® Consumer Discretionary Index (the “Indices”) in connection with the offer and sale of the offered notes. Except to the extent that we are one of the 500 companies whose common stock comprises the S&P 500® Index (the “S&P 500”), we are not affiliated with the index sponsor; the only relationship between the index sponsor and us is the licensing of the use of such Indices and trademarks relating to the Indices.

Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the S&P 500 or the Indices or any successor index.

License Agreement for the Indices

Standard & Poor’s and Goldman, Sachs & Co. have entered into a nontransferable, non-exclusive license agreement granting Goldman, Sachs & Co. and its affiliates, in exchange for a fee, the right to use the Indices in connection with the issuance of certain securities, including the offered notes. The Goldman Sachs Group, Inc. is also a party to the license agreement.

The offered notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) and its affiliates. Standard & Poor’s makes no representation, condition or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly or the ability of the Indices to track general stock market performance. Standard & Poor’s only relationship to Goldman Sachs is the licensing of certain trademarks and trade names and of the indices which are determined, composed and calculated by Standard & Poor’s without regard to Goldman Sachs or the offered notes. Standard & Poor’s has no obligation to take the needs of Goldman Sachs or the owners of the offered notes into consideration in determining, composing or calculating the Indices. Standard & Poor’s is not responsible for and has not participated in the determination of the prices and amount of the offered notes or the timing of the issuance or sale of the offered notes or in the determination or calculation of the equation by which the offered notes are to be converted into cash. Standard & Poor’s has no obligation or liability in connection with the administration, marketing or trading of the offered notes.

STANDARD & POOR’S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR’S MAKES NO WARRANTY, CONDITION OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, OWNERS OF THE OFFERED NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS AND EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER EXPRESS OR IMPLIED WARRANTY OR CONDITION WITH RESPECT TO THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), RESULTING FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a common trust fund;

•	a person that owns notes as a hedge or that is hedged against interest rate or currency risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax characterization of the notes

You will be obligated pursuant to the terms of the notes — in the absence of an administrative determination or judicial ruling to the contrary — to characterize each note for all tax purposes as a prepaid derivative contract with respect to the basket indices and the single index. Except as otherwise noted below, the discussion herein assumes that the note will be so treated.

You should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your tax basis in the notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. Any such capital gain or loss should be long-term capital gain or loss if you hold your notes for more than one year.

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note — and then determining a projected payment schedule as of the issue date that would produce the comparable yield. These rules will have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the fair market value of the amount you receive at that time and your adjusted basis in your notes. In general, your adjusted basis in your notes would equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes.

If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase notes at a price other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, it is possible that your notes will be characterized as described above, but that any gain or loss that you recognize upon the maturity of your notes should be ordinary income or loss. You should consult your tax advisor as to the tax consequences of such characterizations and of any possible alternative characterizations of your notes for United States federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper Federal income tax treatment of an instrument such as your notes including whether the holder of an instrument such as your notes should be required to accrue ordinary income on a current basis, and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to treat the notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury Department and Internal Revenue Service issue guidance providing that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired such notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

You are a United States alien holder if you are the beneficial owner of notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from note.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to withhold on payments with respect to your notes unless you comply with the requirements necessary to avoid withholding on debt instruments (in which case you will not be subject to such withholding) as set forth under “United States Taxation — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $        . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on             , 2009, which is the tenth scheduled business day following the date of this prospectus supplement and the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the third business day before delivery will be required, by virtue of the fact that the notes are expected to initially settle in ten business days (T + 10), to specify alternative settlement arrangements to prevent a failed settlement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998, as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

TABLE OF CONTENTS

Prospectus Supplement

Page
Summary Information	S-2
Additional Risk Factors Specific to Your Notes	S-7
Specific Terms of Your Notes	S-14
Use of Proceeds and Hedging	S-21
The Basket Indices and the Single Index	S-22
Supplemental Discussion of Federal Income Tax Consequences	S-30
Employee Retirement Income Security Act	S-33
Supplemental Plan of Distribution	S-34

Prospectus Supplement dated October 10, 2008

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-23
Employee Retirement Income Security Act	S-24
Supplemental Plan of Distribution	S-25
Validity of the Notes	S-26

Prospectus dated October 10, 2008

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	139
Employee Retirement Income Security Act	142
Validity of the Securities	142
Experts	143
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	143

$

The Goldman Sachs Group, Inc.

Leveraged Index-Linked Notes due

(Linked to the Performance of Two Indices versus a Single Index)

Medium-Term Notes, Series D

Goldman, Sachs & Co.